Exhibit 99.1

EBAY INC. REPORTS FIRST QUARTER 2008 RESULTS
Delivered second consecutive $2-billion plus quarter
Completed approximately $1 billion in stock repurchases
Acquired Fraud Sciences Ltd.

San Jose, Calif, April 16, 2008 — eBay Inc. (Nasdaq: EBAY) today reported financial results for its first quarter ended March 31, 2008. The ecommerce company posted first quarter revenue of $2.19 billion, up $424 million from the same period last year. Revenue growth was driven primarily by Marketplaces net transaction revenues, the ongoing expansion at PayPal, Skype and the company’s global classifieds business. The company’s global footprint helped it benefit from strength in other currencies, relative to the U.S. dollar. The company recorded net income on a GAAP basis of $460 million or $0.34 per diluted share, and non-GAAP net income of $562 million or $0.42 per diluted share.

GAAP operating margin decreased to 25.2% for the quarter, compared to 26.5% for the same period last year. Non-GAAP operating margin decreased to 32.0% for the quarter, compared to 33.6% for the same period last year. The decrease in operating margins was caused primarily by our faster growing lower-margin businesses, such as PayPal and Skype.

eBay Inc. generated $766 million of operating cash flow during the first quarter. Free cash flow during the quarter was $632 million.

“This was a very strong financial quarter for the company,” said eBay Inc. President and CEO John Donahoe. “The results reflect the strength provided by our diverse portfolio of businesses. Our stability and growth continues to give us the confidence to make innovative changes to our products to keep customers engaged for years to come.”

Quarterly Business Highlights

•	John Donahoe assumed the role of chief executive officer on March 31.

•	eBay rolled out several initiatives in an effort to enhance user experience on the site — primarily by re-structuring fees for sellers and introducing a default search order based on relevance and seller quality.

•	The company repurchased approximately 37 million shares of its outstanding common stock at a cost of approximately $1 billion.

•	eBay Motors reached a milestone with its 3 millionth vehicle sold on the site.

•	PayPal signed Merchant Service account deals with JetBlue Airlines, Ferrari Store (Italy), CompUSA and Office Depot (U.K.), among others.

•	PayPal completed the acquisition of Fraud Sciences to accelerate the development of its fraud detection tools.

•	PayPal expanded its seller protection plan for eBay Power Sellers.

•	Skype named Josh Silverman as its chief executive officer on February 25.

•	Skype achieved 100 billion cumulative Skype-to-Skype minutes.

•	The company’s global portfolio of classifieds businesses reported a 101% increase in unique visitors year over year, with an average of 70 million monthly unique visitors.

•	StubHub announced a deal making it the online ticket marketplace for the Daytona 500.

•	The company completed the reorganization of select North American and European functional groups to align more closely with strategic priorities.

“We are pleased with our first quarter results. We generated strong revenue growth, even stronger earnings growth and excellent free cash flow. During the quarter, we opportunistically repurchased approximately 3% of eBay shares outstanding,” said Bob Swan, eBay Inc. CFO. “We are seeing some positive early indicators based on our key initiatives, but there is still much work to be done. For the remainder of 2008, we’ll continue to focus on the strategies we’ve put into motion, and we believe our guidance will allow us to invest in, and make the necessary changes to, our business while still delivering on our financial commitments.”

Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2008	2007	Change

Net revenue	$2,192	$1,768	$424	24%
GAAP
Net income	$460	$377	$83	22%
Earnings per share (diluted)	$0.34	$0.27	$0.07	26%
Non-GAAP
Net income	$562	$460	$102	22%
Earnings per share (diluted)	$0.42	$0.33	$0.09	26%

Quarterly Business Unit Discussion

Marketplaces

The Marketplaces business unit, which consists of eBay, Shopping.com, StubHub, Kijiji and other ecommerce sites, had a strong quarter with a $1.48 billion in revenue, equating to 19% year-over-year growth. Revenue growth was driven primarily by advertising, classifieds and StubHub. Net revenues generated outside the U.S. were 55% of total Marketplaces net revenues for the quarter. Gross merchandise volume was $16.04 billion for the quarter, an increase of 12% over the first quarter of 2007. Marketplaces continues to focus on customer-facing initiatives designed to make transactions on the eBay platform safer and its various global sites easier to use while enhancing selection in a uniquely eBay way.

Payments

PayPal had a strong quarter with $582 million in net revenue, an increase of 32% year-over-year. Net total payment volume (TPV) for the quarter was $14.42 billion, an increase of 34% year-over-year. The net revenue and net TPV growth was driven primarily by the continued strong growth of Merchant Services globally and increased penetration on eBay internationally. Growth in global active accounts increased to 60.2 million, representing 17% year-over-year growth. Globally, PayPal will continue to focus on greater penetration into the Marketplaces business and the acquisition of new merchants.

Communications

Skype continued its strong growth trajectory, reporting $126 million in revenue for the quarter, representing 61% year-over-year growth. Skype added 33 million registered users in the quarter, ending the period with more than 309 million registered users around the world. Skype now has the largest registered user base within eBay Inc.’s portfolio of businesses.

Other Selected Financial Results

•	Taxes — The GAAP effective tax rate for the quarter was 21%, compared to 24% for the first quarter of 2007. The non-GAAP effective tax rate for the quarter was 23% compared to 26% for the first quarter of 2007.

•	Cash, cash equivalents and investments — The company’s cash, cash equivalents and investments totaled $4.11 billion at March 31, 2008, compared to $5.04 billion at December 31, 2007.

Business Outlook

•	Full year 2008 — eBay now expects net revenues in the range of $8.700 to $9.000 billion with GAAP earnings per diluted share in the range of $1.35 to $1.40 and non-GAAP earnings per diluted share in the range of $1.70 to $1.75.

•	Second quarter 2008 — eBay now expects net revenues in the range of $2.100 to $2.150 billion with GAAP earnings per diluted share in the range of $0.30 to $0.32 and non-GAAP earnings per diluted share in the range of $0.39 to $0.41.

Quarterly Conference Call

eBay will host a conference call to discuss first quarter results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries that are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. The company’s actual results could differ materially from those predicted and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets, as well as the need to acquire new users; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the regulatory, intellectual property, competitive and other risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; changes in political, business and economic conditions, including conditions that affect consumer confidence or ecommerce growth; fluctuations in foreign exchange rates; the company’s ability to profitably expand its business model to new types of merchandise and sellers; and, the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Jose Mallabo	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Web site:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet
(In Thousands)

	December 31,	March 31,
	2007	2008

ASSETS
Current assets:
Cash and cash equivalents	$4,221,191	$3,565,182
Short-term investments	676,264	422,696
Accounts receivable, net	480,557	496,942
Funds receivable and customer accounts	1,513,578	1,730,898
Other current assets	230,915	242,276

Total current assets	7,122,505	6,457,994
Long-term investments	138,237	120,263
Property and equipment, net	1,120,452	1,135,765
Goodwill	6,257,153	6,544,948
Intangible assets, net	596,038	615,253
Other assets	131,652	172,082

	$15,366,037	$15,046,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$156,613	$169,169
Funds payable and amounts due to customers	1,513,578	1,730,898
Accrued expenses and other current liabilities	1,151,139	863,882
Deferred revenue and customer advances	166,495	182,346
Income taxes payable	111,754	134,137

Total current liabilities	3,099,579	3,080,432
Deferred and other tax liabilities, net	510,557	551,830
Other liabilities	51,299	52,841

Total liabilities	3,661,435	3,685,103

Total stockholders’ equity	11,704,602	11,361,202

	$15,366,037	$15,046,305

eBay Inc.

Unaudited Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2007	2008

Net revenues (2)	$1,768,074	$2,192,223
Cost of net revenues (1)	393,689	525,412

Gross profit	1,374,385	1,666,811

Operating expenses (1):
Sales and marketing	443,252	527,178
Product development	137,598	176,760
General and administrative	278,359	355,262
Amortization of acquired intangible assets	47,349	54,834

Total operating expenses	906,558	1,114,034

Income from operations (3)	467,827	552,777
Interest and other income, net	30,020	29,610
Interest expense	(4,542)	(2,866)

Income before income taxes	493,305	579,521
Provision for income taxes	(116,129)	(119,803)

Net income	$377,176	$459,718

Net income per share:
Basic	$0.28	$0.34

Diluted	$0.27	$0.34

Weighted average shares:
Basic	1,366,915	1,333,791

Diluted	1,384,287	1,343,989

(1) Includes stock-based compensation as follows:
Cost of net revenues	$8,773	$10,525
Sales and marketing	19,223	23,791
Product development	15,957	23,493
General and administrative	27,997	29,572

Total stock-based compensation	$71,950	$87,381

(2)	Net revenues for the three-month period ended March 31, 2008 were positively impacted by foreign currency translation of approximately $110 million compared to the same period of the prior year. On a sequential period, net revenues for the three-month period ended March 31, 2008 were positively impacted by foreign currency translation of approximately $27 million.

(3)	Operating income for the three-month period ended March 31, 2008 was positively impacted by foreign currency translation of approximately $57 million compared to the same period of the prior year. On a sequential period, operating income for the three-month period ended March 31, 2008 was positively impacted by foreign currency translation of approximately $17 million.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows
(In Thousands)

	Three Months Ended
	March 31,
	2007	2008

Cash flows from operating activities:
Net income	$377,176	$459,718
Adjustments:
Provision for doubtful accounts and authorized credits	24,795	36,125
Provision for transaction losses	35,937	33,933
Depreciation and amortization	143,449	165,980
Stock-based compensation expense	71,950	87,381
Deferred income taxes	(42,032)	(32,034)
Tax benefit from stock-based compensation	22,995	14,799
Excess tax benefit from stock-based compensation	(13,773)	(1,013)
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(12,676)	(52,300)
Funds receivable and amounts due to customers	(24,974)	(217,319)
Other current assets	(16,825)	(13,466)
Other non-current assets	(22,364)	12,346
Accounts payable	8,407	38,561
Funds payable and amounts due to customers	24,974	217,319
Accrued expenses and other liabilities	(40,503)	(25,979)
Deferred revenue and customer advances	14,176	15,870
Income taxes payable and other tax liabilities	13,780	26,349

Net cash provided by operating activities	564,492	766,270

Cash flows from investing activities:
Purchases of property and equipment, net	(85,413)	(134,644)
Purchases of investments	(112,527)	(9,310)
Maturities and sales of investments	392,696	4,017
Acquisitions, net of cash acquired	(258,559)	(148,772)
Other	1,153	(45,462)

Net cash used in investing activities	(62,650)	(334,171)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	92,155	8,881
Repurchases of common stock, net	(331,085)	(992,774)
Excess tax benefits from stock-based compensation	13,773	1,013
Repayment of line of credit	—	(200,220)

Net cash used in financing activities	(225,157)	(1,183,100)

Effect of exchange rate changes on cash and cash equivalents	27,532	94,992

Net increase (decrease) in cash and cash equivalents	304,217	(656,009)
Cash and cash equivalents at beginning of period	2,662,792	4,221,191

Cash and cash equivalents at end of period	$2,967,009	$3,565,182

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Type

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008

Net transaction revenues (1)
Marketplaces	$1,111,361	$1,133,288	$1,155,886	$1,280,302	$1,267,633
Current quarter vs prior quarter	2%	2%	2%	11%	(1%)
Current quarter vs prior year quarter	21%	23%	24%	17%	14%
Percent of Marketplaces revenue from international	52%	53%	52%	54%	54%
Payments	418,992	432,294	447,952	539,301	559,720
Current quarter vs prior quarter	4%	3%	4%	20%	4%
Current quarter vs prior year quarter	28%	31%	32%	34%	34%
Percent of Payments revenue from international	41%	42%	43%	44%	43%
Communications	73,988	86,387	93,823	110,364	119,791
Current quarter vs prior quarter	21%	17%	9%	18%	9%
Current quarter vs prior year quarter	109%	99%	91%	80%	62%
Percent of Communications revenue from international	85%	85%	83%	84%	83%

Total net transaction revenues	1,604,341	1,651,969	1,697,661	1,929,967	1,947,144
Current quarter vs prior quarter	3%	3%	3%	14%	1%
Current quarter vs prior year quarter	25%	27%	29%	24%	21%
Marketing services and other revenues (1)
Marketplaces	138,839	157,266	164,746	222,205	216,684
Current quarter vs prior quarter	(6%)	13%	5%	35%	(2%)
Current quarter vs prior year quarter	37%	52%	40%	51%	56%
Percent of Marketplaces revenue from international	43%	49%	48%	49%	58%
Payments	20,349	21,873	22,444	23,411	21,859
Current quarter vs prior quarter	47%	7%	3%	4%	(7%)
Current quarter vs prior year quarter	194%	160%	135%	69%	7%
Percent of Payments revenue from international	38%	38%	43%	49%	50%
Communications	4,545	3,321	4,369	5,023	6,536
Current quarter vs prior quarter	3%	(27%)	32%	15%	30%
Current quarter vs prior year quarter	2,639%	310%	455%	14%	44%
Percent of Communications revenue from international	83%	69%	62%	70%	67%

Total marketing services and other revenues	163,733	182,460	191,559	250,639	245,079
Current quarter vs prior quarter	(1%)	11%	5%	31%	(2%)
Current quarter vs prior year quarter	52%	62%	50%	51%	50%

Total net revenues	$1,768,074	$1,834,429	$1,889,220	$2,180,606	$2,192,223

Current quarter vs prior quarter	3%	4%	3%	15%	1%
Current quarter vs prior year quarter	27%	30%	30%	27%	24%

(1)	Beginning with the first quarter of 2008, we reclassified revenue generated primarily from our Marketplaces non-gross merchandise volume based businesses (which includes Shopping.com, Rent.com and our classified websites) from “Net Transaction Revenues” to “Marketing Services and Other Revenues” in order to more closely align our net transaction revenue presentation with our key operating metrics. “Marketing Service and Other Revenues” also includes amounts previously reflected under “Advertising and Other Revenue.” Prior period amounts have been reclassified to conform to the current presentation. Consolidated revenues, as well as total segment revenues, are unchanged.

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Segment

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008

Marketplaces	$1,250,200	$1,290,552	$1,320,632	$1,502,507	$1,484,317
Current quarter vs prior quarter	1%	3%	2%	14%	(1%)
Current quarter vs prior year quarter	23%	26%	26%	21%	19%
Percent of Marketplaces revenue from international	51%	52%	51%	54%	55%
Payments	439,341	454,167	470,396	562,712	581,579
Current quarter vs prior quarter	5%	3%	4%	20%	3%
Current quarter vs prior year quarter	31%	34%	35%	35%	32%
Percent of Payments revenue from international	41%	42%	43%	44%	43%
Communications	78,533	89,710	98,192	115,387	126,327
Current quarter vs prior quarter	20%	14%	9%	18%	9%
Current quarter vs prior year quarter	123%	103%	96%	76%	61%
Percent of Communications revenue from international	85%	84%	82%	83%	82%

Total net revenues	$1,768,074	$1,834,429	$1,889,220	$2,180,606	$2,192,223

Current quarter vs prior quarter	3%	4%	3%	15%	1%
Current quarter vs prior year quarter	27%	30%	30%	27%	24%

Net Revenues by Geography

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008

U.S. net revenues	$884,909	$895,820	$929,605	$1,032,336	$1,024,272
Current quarter vs prior quarter	1%	1%	4%	11%	(1%)
Current quarter vs prior year quarter	18%	24%	22%	18%	16%
Percent of total	50%	49%	49%	47%	47%
International net revenues	883,165	938,609	959,615	1,148,270	1,167,951
Current quarter vs prior quarter	4%	6%	2%	20%	2%
Current quarter vs prior year quarter	38%	37%	40%	35%	32%
Percent of total	50%	51%	51%	53%	53%

Total net revenues	$1,768,074	$1,834,429	$1,889,220	$2,180,606	$2,192,223

Current quarter vs prior quarter	3%	4%	3%	15%	1%
Current quarter vs prior year quarter	27%	30%	30%	27%	24%

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008

Active Users (1)	82.9	83.3	83.0	83.2	83.9
Current quarter vs prior quarter	1%	0%	(0%)	0%	1%
Current quarter vs prior year quarter	10%	7%	4%	2%	1%
Number of New Listings (2)	588.5	559.2	555.6	637.2	647.4
Current quarter vs prior quarter	(4%)	(5%)	(1%)	15%	2%
Current quarter vs prior year quarter	2%	(6%)	(5%)	4%	10%
Gross Merchandise Volume (3)	$14,281	$14,464	$14,395	$16,213	$16,036
Current quarter vs prior quarter	(1%)	1%	(0%)	13%	(1%)
Current quarter vs prior year quarter	14%	12%	14%	12%	12%
Fixed Price Trading (4) as % of gross merchandise volume	39%	39%	41%	42%	42%
eBay Stores (5) (in thousands)	632	649	520	532	547
Current quarter vs prior quarter	7%	3%	(20%)	2%	3%
Current quarter vs prior year quarter	30%	20%	(9%)	(10%)	(13%)
Percent of eBay Stores hosted internationally	57%	57%	46%	46%	46%

Rent.com, Shopping.com, and eBay’s classifieds web sites are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub and Internet Auction Co., our Korean subsidiary, who bid on, bought, or listed an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)	Listings on eBay Marketplaces trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(3)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

(5)	Total number of eBay Stores worldwide, hosted on eBay’s Marketplaces trading platforms as of each respective quarter end. Beginning in Q3-07, eBay China stores are excluded.

eBay Inc.

Unaudited Payments Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008

Active registered accounts (1)	51.3	52.8	54.8	57.3	60.2
Current quarter vs prior quarter	4%	3%	4%	5%	5%
Current quarter vs prior year quarter	18%	16%	16%	16%	17%
Net number of payments (2)	171.9	168.0	172.2	203.9	211.0
Current quarter vs prior quarter	3%	(2%)	3%	18%	3%
Current quarter vs prior year quarter	19%	20%	21%	22%	23%
Net total payment volume (3)	$10,777	$11,080	$11,569	$14,044	$14,417
Current quarter vs prior quarter	3%	3%	4%	21%	3%
Current quarter vs prior year quarter	30%	32%	34%	35%	34%
Merchant Services net total payment volume as % of net total payment volume	38%	42%	44%	44%	46%
Transaction rates (4)
Transaction revenue rate	3.89%	3.90%	3.87%	3.84%	3.88%
Transaction processing expense rate	1.15%	1.18%	1.21%	1.18%	1.18%
Transaction loss rate	0.33%	0.31%	0.27%	0.27%	0.24%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system within the previous 12-month period.

(2)	Number of payments, net of payment reversals, successfully completed through the PayPal system during the quarter, excluding the payment gateway business.

(3)	Total dollar volume of payments, net of payment reversals, successfully completed through the PayPal system during the quarter, excluding the payment gateway business.

(4)	Transaction rates represent the ratio of PayPal net transaction revenues (including the payment gateway business), PayPal third-party processing expenses, and PayPal fraud and protection program losses relative to net total payment volume.

eBay Inc.

Unaudited Communications Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008

Registered users (1)	195.5	219.6	245.7	276.3	309.3
Current quarter vs prior quarter	14%	12%	12%	12%	12%
Current quarter vs prior year quarter	107%	94%	81%	61%	58%

(1)	Cumulative number of unique user accounts, which includes users who may have registered via non-Skype based websites. Users may register more than once, and as a result, may have more than one account.

eBay Inc.

Business Outlook
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are forward-looking statements and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this earnings release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov.

Three months ending June 30, 2008
	GAAP	Non-GAAP(a)

Net revenues	$2,100-$2,150	$2,100-$2,150
Diluted EPS	$0.30-$0.32	$0.39-$0.41

Year ending December 31, 2008
	GAAP	Non-GAAP(a)

Net revenues	$8,700-$9,000	$8,700-$9,000
Operating margin	~25%	~32%
Diluted EPS	$1.35-$1.40	$1.70-$1.75
Effective tax rate	21.0%-22.0%	22.0%-23.0%

(a)	Non-GAAP amounts and percentages reflect estimated quarterly adjustments to exclude the amortization of acquired intangible assets and developed technology of approximately $60-$65 million and stock-based compensation expense and employer payroll taxes on stock-based compensation of approximately $95-$105 million. See further discussion regarding non-GAAP measures of financial performance on the following pages.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on page 13, 15 and 16 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense.  This expense consists of expenses for stock options, restricted stock and employee stock purchases under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results.

Employer payroll taxes on stock-based compensation.  This amount is dependent on eBay’s stock price and the timing and size of exercise by employees of their stock options and restricted stock, over which management has limited to no control, and as such does not correlate to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets and impairment of goodwill.  eBay incurs amortization or impairments of acquired intangible assets in connection with acquisitions. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Income taxes associated with certain non-GAAP entries.  This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin
(In Thousands, Except Percentages)

	Three Months Ended
	March 31,	March 31,
	2007	2008

GAAP operating income	$467,827	$552,777
Stock-based compensation expense	71,950	87,381
Employer payroll taxes on stock-based compensation	1,778	307
Amortization of acquired intangible assets within cost of net revenues	4,541	6,065
Amortization of acquired intangible assets within operating expenses	47,349	54,834

Non-GAAP operating income	$593,445	$701,364

Non-GAAP operating margin	33.6%	32.0%

Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,	March 31,
	2007	2008

GAAP net income	$377,176	$459,718
Stock-based compensation expense	71,950	87,381
Employer payroll taxes on stock-based compensation	1,778	307
Amortization of acquired intangible assets within cost of net revenues	4,541	6,065
Amortization of acquired intangible assets within operating expenses	47,349	54,834
Income taxes associated with certain non-GAAP entries	(42,315)	(46,788)

Non-GAAP net income	$460,479	$561,517

Diluted net income per share:
GAAP	$0.27	$0.34

Non-GAAP	$0.33	$0.42

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,384,287	1,343,989

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate
(In Thousands, Except Percentages)

	Three Months Ended
	March 31,	March 31,
	2007	2008

GAAP provision for income taxes (a)	$116,129	$119,803
Income taxes associated with certain non-GAAP entries	42,315	46,788

Non-GAAP provision for income taxes (b)	$158,444	$166,591

GAAP income before income taxes (c)	$493,305	$579,521
Stock-based compensation expense	71,950	87,381
Employer payroll taxes on stock-based compensation	1,778	307
Amortization of acquired intangible assets within cost of net revenues	4,541	6,065
Amortization of acquired intangible assets within operating expenses	47,349	54,834

Non-GAAP income before income taxes (d)	$618,923	$728,108

GAAP effective tax rate (a/c)	24%	21%

Non-GAAP effective tax rate (b/d)	26%	23%

Reconciliation of Operating Cash Flows to Free Cash Flow
(In Thousands)

	Three Months Ended
	March 31,	March 31,
	2007	2008

Net cash provided by operating activities	$564,492	$766,270
Less: Purchases of property and equipment, net	(85,413)	(134,644)

Free cash flow	$479,079	$631,626